191

                                                                   EXHIBIT 10.26

                                 USER AGREEMENT

THIS AGREEMENT made as of December 15, 1999

BETWEEN:

VIBRO-TECH INDUSTRIES, INC., a body corporate subsisting under the laws of Delaware, with a place of business at Suite 201-11240 Bridgeport Road, Richmond, B.C. V6X IT2

                                     ("VTI")

AND:

VIBRO-TECH ENTERPRISES LIMITED, a corporation subsisting under the laws of the Hong Kong Special Administrative Region, People's Republic of China, having a place of business at Rooms 2001-4, Hang Seng Building, 7 Des Voeux Road Central, Hong Kong Special Administrative Region, People's Republic of China

                                 (the "Company")

WHEREAS:

A. Pursuant to an agreement dated August 25, 1998 between VTI and Zhou, Zhou set over, assigned and sold to VTI all right title and interest in and to a patent and certain applications for patents under the Paten Law of the People's Republic of China described by numbers patent right registration ZL 95 22 200198, application no. 95 1 09348.7, 1. application no. 95 2 20019.8 and application no. 95 1 09347.9 and any improvements and modifications to such rights relating to the design, manufacture and use of Bearings for consideration paid by VTI;

B. VTI has granted a non-exclusive license to Shantou to manufacture Bearings and to sell such Bearings to affiliates of VTI as designated by VTI;

C. The Company wishes to obtain a license to use such patent and applications for patents for the purposes of manufacturing, and marketing and selling in all jurisdictions of the world except the People's Republic of China, the HKSAR and Japan, Bearings on the terms and conditions of this Agreement; and

D. Zhou wishes to be engaged as an advisor to the Company;

WITNESSES that the parties mutually covenant and agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.01 In this Agreement, including the recitals and schedules to this Agreement, unless the context otherwise requires:

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                                      192

Bearings means the patent right registration ZL 95 22 200198 and applications for patents no. 95 1 09348.7, 1. no. 95 2 20019.8 and no. 95 1 09347.9 under the
Patent Law (China) related to the invention, manufacture, sale and use, in the People's Republic of China, either on VTI's own behalf or on behalf of, or through, third parties with which VTI or any affiliate of VTI has contracted, of isolated seismic rubber bearings invented by Zhou, assigned to VTI and used under license granted by VTI to the Company and includes all related Enhancements and Documentation.

Company means Vibro-Tech Enterprises Limited.

Confidential Information means all information relating to the Bearings, Enhancements and the Documentation and any other data and information now or hereafter existing during the date of this Agreement relating to the invention, design, modification, improvement, manufacture and installation of the Bearings done or caused to be done by VTI or done on advice given by Zhou relating to the Bearings but does not include any data or information which:

(a) is or becomes generally known or to the public, without breach or violation of any confidentiality or other obligation;

(b) was known by VTI or the Company at the time of disclosure by Zhou, and was not subject to any obligation of confidence; or

(c) is rightfully communicated to the Company by another person, free of any obligations of confidence.

Documentation means the user manuals and other written materials relating to the Bearings and the Enhancements that are provided to, the Company by Shantou, or on the advice of, Zhou or developed by the Company, as modified from time to time.

Enhancements means any modifications, improvements or additions to the Bearings and the Documentation done by Shantou or the Company or by, or on the advice of, Zhou.

HKSAR means the Hong Kong Special Administrative Region of the People's Republic of China.

People's Republic of China means the mainland of the People's Republic of China and does not include the Hong Kong Special Administrative Region.

Royalty means the amount to be paid from time to time by the Company to Zhou from the sale of Bearings in all jurisdictions of the world except the People's Republic of China, the HKSAR and Japan.

Shantou means Shantou Vibro-Tech Industrial and Development Co Ltd. of Long Yan Nan Road, Shantou City, Guangdong Province, 510405 People's Republic of China

VTI Property means all right title and interest under the Patent Law (China) in and to a patent and certain applications for patents in the Republic of China described by numbers patent right registration ZL 95 22 200198, application no. 95 1 09348.7, 1. application no. 95 2 20019.8 and application No. 95 1 09347.9 and any improvements and modifications to such rights owned by VTI.

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                                      193

VTI means Vibro-Tech Industries, Inc., a corporation subsisting under the laws of Delaware, with an office at of 201-11240 Bridgeport Road, Richmond, B.C. Canada V6X 1T2.

Zhou means Dr. Fu Lin Zhou, professor and vice-president of the South China Construction University, of No. 248 Guang Yuan Zhong Road, Guangzhou 510405 People's Republic of China.

1.02 This Agreement and all matters arising under this Agreement will be governed by, construed and enforced in accordance with the laws of the HKSAR except matter relating to the VTI Property which will be governed by the laws of the People's Republic of China, and any proceeding commenced or maintained in connection with this Agreement will be so commenced and maintained in the HKSAR to which jurisdiction the parties irrevocably attorn.

1.03 All amounts determined under, or referred to in, this Agreement will be in United States dollars and any conversion is necessary such conversion will be done at the rate or rates published by the United States Federal Bank of Reserve, New York from time to time.

ARTICLE 2 GRANT OF LICENSE

2.01 VTI grants to the Company on the terms and other conditions of this Agreement a non-exclusive license to use the VTI Property in all jurisdictions of the world, except the People's Republic of China, the HKSAR and Japan, to manufacture, and to market and to sell in all jurisdictions of the world except the People's Republic of China, the HKSAR and Japan, Bearings.

2.02 The Company may with the consent of VTI enter into joint ventures, partnerships or other entities, or become a shareholder with third parties in corporations in jurisdictions other than the People's Republic of China, the HKSAR and Japan for the purposes of manufacturing, marketing or selling Bearings on such terms and conditions as may be approved by VTI.

2.03 It is a condition of this Agreement that the Company enter into an agreement with Zhou providing for the engagement of Zhou as an advisor and the payment to Zhou of a royalty in the HKSAR of five percent of gross sales of the Company in the HKSAR and Japan, to be paid in United States dollars, as provided in the agreement between the Company and Zhou and that the Company pay the Royalty to Zhou from time to time in accordance with the conditions of such agreement.

2.05 If considered required, the Company will at its own cost translate and file under patent legislation in such jurisdictions as it is carrying on business or considers appropriate for the protection of the VTI Property either this Agreement or such other documentation as is required under such local legislation or international conventions to record the grant of this license and its ownership by the Company.

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                                      194

2.06 The Company will purchase Bearings from Shantou and enter into an agreement with Shantou providing for such purchases from time to time and the provision of all Documentation and Enhancements but VTI may direct and require the Company to commence the manufacture of Bearings in such jurisdiction or jurisdictions as VTI may designate or to purchase Bearings from such other entity as is designated from time to time by VTI.

ARTICLE 3 CONFIDENTIALITY AND THIRD PARTIES

3.01 VTI will cause to be provided, and will continue cause to be provided, all Confidential Information relating to the Bearings, the Enhancements and the Documentation to the Company.

3.02 All right, title and interest in and to the Confidential Information is will remain, the exclusive worldwide property of VTI held for and on behalf of VTI and will be held in trust and confidence by the Company for VTI and no immunity, license or right respecting the Confidential Information is granted to the Company under this Agreement by implication or otherwise to deal with the Confidential Information with any party except as expressly provided in this Agreement.

3.03 The Company will not without the prior written consent of VTI directly or indirectly, other than through or with VTI, deal with or contact any other person, firm or corporation regarding the Confidential Information and will not except through the acquisition of rights on constitution of a venture with the Company or its successors directly or indirectly acquire any proprietary interest in or to, use, distribute, license or otherwise disclose the Confidential Information or any other matter containing or based, in whole or in part, on the Confidential Information and in particular will not use the Confidential Information, or suffer or permit any associate or affiliate to use the Confidential Information, in any way except in the constitution of a venture with the Company.

3.04 The Company will use its best efforts, and will use its best efforts to cause its directors officers, employees and agents, to keep confidential and protect the Confidential Information and the interests of the Company in and to the Confidential Information and the standard of best efforts will be no less than the degree of care that VTI would be reasonably expected to employ for its own trade secret, proprietary or confidential information.

3.05 Nothing will prevent the Company from disclosing Confidential Information if required under any agreement to which the Company is a party providing for the sale of Bearings or by applicable securities laws to which the Company or any parent or affiliate of the Company is subject.

ARTICLE 4 DEALINGS WITH AFFILIATES OF VTI AND ACCOUNTING

4.01 The Company will from time to time at the request of VTI manufacture Bearings for affiliates of VTI in such quantity and of such type and dimensions as are specified by such affiliate.

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                                      195

4.02 The Company will establish and maintain books of account in accordance with local and United States generally accepted accounting principles and will on request provide to VTI access to such books of account at such places and such times as VTI may designate.

4.03 The Company will adopt and maintain a fiscal year ending on December 31.

4.04 Within two months of the end of each fiscal year, the Company will prepare or cause to be prepared, and provide to VTI, an audited balance sheet, a statements of income and comprehensive income, statements of cash flow, a statement of changes in stockholders' equity and such other statements and information as is requested by VTI, all prepared in accordance with United States generally accepted accounting principles.

ARTICLE 5 ASSIGNMENT NOT PERMITTED

5.01 Except for such agreements with affiliates of VTI or the establishment of joint ventures, partnerships, corporations in which VTI or the Company is a shareholder or other entities as are from time to time designated and approved by VTI, the Company may not set over, assign or transfer, in all or in part, the right to use the VTI Property to manufacture or sell Bearings.


ARTICLE 6 TERMINATION OF AGREEMENT

6.01 This Agreement will terminate on the earlier of December 31, 2050 or:

(a) if applicable, on the liquidation of the Company under the Foreign Investment Enterprises Liquidation Procedures of the People's Republic of China;

(b) if the Company fails to enter into an agreement as described with Zhou and maintain that agreement in good standing;

(c) if the Company should do any act which may result in the set over, assignment or transfer to a third party not designated by VTI of the VTI Property licensed to be used under this Agreement;

(d) if the Company should become insolvent, make under applicable law an assignment for the benefit of its creditors or petition a court in bankruptcy for relief from its creditors or the appointment of a receiver, trustee or other such person to manage the affairs of the Company or liquidate the affairs of the Company for the benefit of its creditors; or

(b) the time at which VTI determines that any of the Company or its legal representative is in breach of any condition in this Agreement.

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                                      196

ARTICLE 7 ARBITRATION

7.01 All disputes under this Agreement will be settled by the parties in the spirit of equality and cooperation and if not agreed between the parties will be settled under the applicable law in the HKSAR by reference to a single arbitrator as agreed upon by the parties, or if not agreed upon within four weeks of either party giving notice of a dispute, then as designated by VTI.

ARTICLE 8 GENERAL PROVISIONS

8.01 Time is of the essence of the performance of every obligation under this Agreement, and no failure or lack of diligence by any party in proclaiming or seeking redress for any violation of, or insisting on strict performance of, any provision of this Agreement will prevent a subsequent violation of that provision, or of any other provision, from giving rise to any remedy that would be available if it were an original violation of that provision or another provision.

8.02 This Agreement will be binding upon and enure to the benefit of the respective heirs, executors, administrators and other legal representatives and, to the extent permitted hereunder, the respective successors and assigns, of the parties.

9.03 Unless otherwise provided herein, any notice, payment or other communication to a party under this Agreement may be made, given or served by delivery, telecopy or email and addressed as follows:

(a) if to VTI:

Vibro-Tech Industries, Inc.
201-11240 Bridgeport Road
Richmond, B.C.  V6X IT2

Attention: Mr. William Chow, Chairman and Mr. Jock Chong, President

Fax: 604-278-2712
Email: bjchong@vibro-tech.com
       ----------------------

(b) if to the Company:

Vibro-Tech Enterprises Limited
Rooms 2001-4, Hang Seng Building
77 Des Voeux Road Central, HKSAR

Attention: Mr. Joe Chung

Tel/Fax: 011-852-2877-6608

8.04 Any notice, payment or other communication so delivered, telecopied or emailed will be deemed to have been given or served at the time of delivery or transmission by telecopy or email.

8.05 A party may by notice change its address for service.

8.06 This Agreement constitutes the entire agreement between the parties and supercedes all previous agreements or understandings between the parties in any way relating to its subject matter and the Company has made not representations, inducements, warranties or promises concerning this Agreement or the matters referred to herein which are not embodied in this Agreement.

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                                      197


IN WITNESS WHERE OF this Agreement has been executed by the parties as at the date first above written.


VIBRO-TECH INDUSTRIES, INC.



By: /s/ William Chow
Print Name: William Chow



VIBRO-TECH ENTERPRISES LIMITED



By: /s/ Joe Chung
Print Name: Joe Chung



30071110/1-6